Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: May 9, 2011	Financial Media

Otter Tail Corporation Announces First Quarter Earnings; Sale of Idaho Pacific Holdings, Inc.; Updates Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2011.

Summary:

•	Consolidated revenues from continuing operations were $286.7 million compared with $243.7 million for the first quarter of 2010
•	Consolidated operating income from continuing operations was $13.2 million compared with $14.0 million for the first quarter of 2010
•	Consolidated net income from continuing operations was $3.9 million compared with $3.3 million for the first quarter of 2010
•	Consolidated net income, from continuing and discontinued operations, totaled $5.7 million compared with $4.7 million for the first quarter of 2010
•	Diluted earnings per share from continuing operations totaled $0.10 compared with $0.09 for the first quarter of 2010
•	Diluted earnings per share, from continuing and discontinued operations, totaled $0.15 compared with $0.13 for the first quarter of 2010

CEO Overview
“For a third consecutive quarter, we witnessed the impact of an improved economy within several of our operating segments. During the first quarter of 2011, four out of six operating segments showed improved performance compared to the same period last year. As a diversified company, we are pleased to have sustained this momentum into the new year,” said John Erickson, president and chief executive officer of Otter Tail Corporation.

“Our Wind Energy segment continues to face near-term challenges as we focus on serving the industry’s top wind-turbine manufacturers. Driving this business segment toward improved performance is a top priority. At DMI Industries, Inc., our wind tower manufacturing company, productivity is not at the level where it needs to be. We are committed to a broad range of initiatives to boost performance, including working with our customers to expand throughput, selectively adding resources to help accelerate production and enhancing our efficiency. These initiatives are expected to incrementally improve performance at DMI throughout the remainder of 2011. Additionally, the other business in our Wind Energy segment, E.W. Wylie, realized the impact of shipping losses during the quarter on a major wind component delivery contract.”

Erickson continued, “We are pleased to have completed the sale of Idaho Pacific Holdings and expect to recognize a significant gain on the transaction. This sale provides us the opportunity to use the proceeds to further improve our financial position, as well as refine our portfolio of businesses in a fashion that reduces our risk profile and best supports our long-term diversification strategy.

“Our Electric segment continues to perform well and anchor our corporation. This solid performance is especially noteworthy in light of the substantial investments we’ve made in wind energy and transmission opportunities over the past several years. These investments provide growth in our Electric segment and we remain confident in the long-term potential for solid returns from these investments to the benefit of all of our stakeholders. Execution on our capital expenditure plan is expected to significantly grow our rate base over the next several years which will result in increased utility earnings.”

Erickson concluded, “Beyond our utility business, I am optimistic about our nonelectric segments and confident that the performance of a number of our businesses will also strengthen in 2012 and 2013.  Our efforts over the past year to boost efficiency and bring cost structures in line with recessionary demand levels should give us the ability to take advantage of the revenue growth that further economic recovery can provide.”

Cash Flow from Operations and Liquidity
In the first quarter of 2011 the corporation’s consolidated cash flow from continuing operations was $4.2 million, compared with cash used in operations of $21.2 million in the first quarter of 2010, mainly as a result of a $21.7 million decrease in cash used for working capital items between the quarters.

On March 31, 2011 Otter Tail Corporation and Otter Tail Power Company had $250.3 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives.

Board of Directors Declared Quarterly Dividends
On May 5, 2011 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable June 10, 2011 to shareholders of record on May 13, 2011. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable June 1, 2011 to shareholders of record on May 13, 2011.

Sale of Idaho Pacific Holdings, Inc. (IPH)
On May 6, 2011 the corporation completed the sale of IPH to affiliates of Novacap Industries III, L.P., for approximately $87.0 million in cash. The proceeds from the sale, net of $3.0 million deposited in an escrow account, were used to pay down borrowings under the corporation’s line of credit facility. The results of operations, financial position and cash flows of IPH are reported as discontinued operations in the corporation’s attached consolidated financial statements.

Segment Performance Summary
Electric
Electric revenues and net income were $91.6 million and $11.1 million, respectively, compared with $91.5 million and $7.5 million for the first quarter of 2010. Retail electric revenues increased $1.5 million as a result of:
•	a $1.9 million increase in revenues due to a 3.5% increase in kilowatt-hour (kwh) sales driven by colder weather in the first quarter of 2011,
•	a $1.3 million increase from interim rates implemented in Minnesota in June 2010,
•	a $0.9 million increase in estimated Minnesota Conservation Improvement Program (MNCIP) incentives,
•	a $0.6 million increase in MNCIP surcharge revenues,
•	$0.4 million related to recovery of the North Dakota portion of Otter Tail Power Company’s abandoned Big Stone II project costs, offset by:
•	a $2.3 million reduction in revenue related to a Minnesota interim rate refund accrued in the first quarter of 2011 for excess amounts collected under interim rates in effect since June 2010,
•	a $0.8 million decrease in resource recovery and transmission rider revenues, and
•	a $0.5 million reduction in retail revenues related to the recovery of fuel and purchased power costs.

Wholesale electric revenues from company-owned generation decreased $1.3 million mainly as a result of a 30.2% decrease in revenue per wholesale kwh sold. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts decreased $1.8 million as a result of a reduction in mark-to-market gains on open energy contracts combined with a reduction in the volume of long-term forward energy contracts entered into in 2011. Other electric operating revenues increased $1.7 million as a result of:
•
a $1.1 million payment received by Otter Tail Energy Services Company (OTESCO) in the first quarter of 2011 for access rights to construct a transmission line through an OTESCO wind farm development site, and

•	a $0.6 million increase in transmission tariff and services revenues.

Fuel costs decreased $1.3 million as a result of a 10.2% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 4.2% increase in the cost of fuel per kwh generated. The cost of purchased power for retail sales increased $0.3 million as a result of a 75.1% increase in kwhs purchased, mostly offset by 41.4% decrease in the cost per kwh purchased. The increase in kwhs purchased was due to a 7.5% decrease in kwhs generated for retail combined with a 3.5% increase in retail kwh sales. Electric operating and maintenance expenses increased $0.2 million between the quarters.

Income taxes in the Electric segment decreased $2.2 million as a result of: (1) a first quarter 2010 noncash charge to income tax expense of $1.7 million related to a change in the tax treatment of postretirement prescription drug benefits under the 2010 federal healthcare reform legislation and (2) a $0.5 million increase in federal production tax credits earned as a result of a 25.6% increase in kwhs generated from tax credit qualified wind turbines owned by Otter Tail Power Company.

Wind Energy
Wind energy revenues and net loss were $61.6 million and $8.1 million, respectively, compared with revenues of $49.4 million and net income of $33,000 for the first quarter of 2010.
•
At DMI, revenues increased $6.1 million and net income decreased $6.8 million. Tower production increased 33.6%. The primary cause for the net loss is that output has not been sufficient to offset the costs to produce towers due to throughput constraints in the plants. DMI incurred an additional $1.4 million, pretax, in outsourced quality control costs to satisfy expanded customer requirements. Additionally, DMI is not recognizing tax benefits on the operating losses of its Canadian operations until those operations become profitable. The unrecognized tax benefits totaled $0.9 million in the first quarter of 2011. DMI’s interest expense increased $0.5 million due to an increase in outstanding debt and higher interest rates between the quarters.

•
In trucking operations, revenues increased $6.1 million while net losses increased $1.3 million. Costs incurred in the first quarter of 2011 related to a major wind project delivery contract, initiated in October 2010, exceeded the $4.9 million in contract related revenues recorded in the first quarter of 2011, resulting in most of the $1.3 million increase in trucking operation net losses between the quarters.

Manufacturing
Manufacturing revenues and net income were $56.3 million and $2.3 million, respectively, compared with revenues of $38.0 million and a net loss of $0.7 million for the first quarter of 2010.
•	At BTD, revenues increased $15.1 million and net income increased $1.8 million as a result of higher sales volume due to improved customer demand.
•	At T.O. Plastics, revenues increased by $2.0 million and net income increased $0.3 million due to increased sales of horticultural and industrial products.
•
At ShoreMaster revenues increased $1.2 million while net losses decreased $0.9 million. ShoreMaster’s revenue increase mainly reflects higher sales of residential products due to improving dealer confidence and expanded distribution in Canada. Operating expenses at ShoreMaster decreased $1.4 million, reflecting lower collection costs and decreases in sales and employee benefit expenses.

Construction
Construction revenues and net losses were $37.5 million and $0.3 million, respectively, compared with $17.8 million and $1.5 million for the first quarter of 2010. The increase in revenues and decrease in net losses is due to an increase in construction activity, mainly at Foley Company.

Plastics
Plastics revenues and net loss were $18.5 million and $0.4 million, respectively, compared with revenues of $23.1 million and net income of $0.8 million for the first quarter of 2010. The decrease in revenues and net income was due to an 18.1% decrease in pounds of pipe sold combined with a 2.3% decrease in the price per pound of pipe sold, while the cost per pound of pipe sold increased 4.7% between the quarters.

Health Services
Health Services revenues and net income were $22.5 million and $0.6 million, respectively, compared with revenues of $25.2 million and a net loss of $0.7 million for the first quarter of 2010. Revenues from scanning and other related services decreased $2.0 million. Revenues from equipment sales decreased $0.7 million. Net income increased $1.3 million despite the decrease in revenues as a result of a $5.5 million decrease in cost of goods sold, partially offset by a $0.7 million increase in depreciation expense. The decrease in cost of goods sold includes a $1.6 million reduction in material and service labor costs and a $3.5 million reduction in equipment rental costs directly related to efforts by the Health Services segment to right-size its fleet of imaging assets by exercising purchase options on productive imaging assets coming off lease and not renewing leases on underutilized imaging assets. As of March 31, 2011 there were 123 owned and leased assets in the fleet compared with 147 at March 31, 2010. The $0.7 million increase in depreciation expense reflects an increase in owned equipment compared with a year ago.

Corporate
Corporate expenses, net-of-tax, decreased $0.8 million between the quarters mainly due to lower salary and employee benefit costs due to lower staffing levels between the periods, lower general and administrative costs and reductions in unallocated interest costs associated with the corporate cost center.

Discontinued Operations - Food Ingredient Processing - IPH
Food ingredient processing net income was $1.8 million compared with $1.4 million for the first quarter of 2010. The $0.4 million increase in net income was driven by a $1.7 million increase in revenue resulting from a 7.5% increase in pounds of product sold. Cost of goods sold increased $1.1 million due to the increase in sales volume while the cost per pound of product sold only increased 0.3%.

2011 Business Outlook
The corporation is updating its 2011 diluted earnings per share guidance to reflect the sale of IPH, its Food Ingredient Processing business, and to adjust for changing business conditions in its other segments. This guidance considers the cyclical nature of some of the corporation's businesses and reflects challenges presented by current economic conditions and the corporation's plans and strategies for improving future operating results. Since the corporation’s February 2011 earnings release, guidance for two segments has been raised, but the outlook for Wind Energy has been lowered.

The sale of IPH allows the corporation to refine its portfolio to focus on a mix of businesses that will reduce its risk profile. The corporation will continue to review its portfolio to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment. The proceeds from the sale of IPH will be used to pay down short-term borrowings on the corporation's credit facility for its nonelectric businesses.

The updated 2011 earnings per share guidance range is as follows:

Original 2011 Earnings Per Share Guidance Range			Updated 2011 Earnings Per Share Guidance Range

	Low	High		Low	High
Electric	$ .97	$1.02	Electric	$ .99	$1.04
Wind Energy	(.10)	.05	Wind Energy	(.40)	(.25)
Manufacturing	.13	.18	Manufacturing	.25	.29
Construction	.05	.08	Construction	.05	.08
Plastics	.05	.08	Plastics	.05	.08
Health Services	.00	.04	Health Services	.00	.04
Food Ingredient Processing	.17	.20	Corporate	(.20)	(.18)
Corporate	(.27)	(.25)	Total – Continuing Operations	$ .74	$1.10
Total	$1.00	$1.40	Earnings – Discontinued Operations	.06	.07
			Gain on Sale of Discontinued Operations	.35	.38
			Total	$1.15	$1.55

Contributing to the earnings guidance update for 2011 are the following items:

•
The corporation expects an increase in net income from its Electric segment in 2011 compared to 2010. This is based on anticipated sales growth and rate and rider recovery increases, an increase in capitalized interest costs related to larger construction expenditures and reductions in operating and maintenance expense in 2011 due to lower benefit costs.

•	The corporation is revising its 2011 earnings guidance downward for its Wind Energy segment due to the following factors:

o
DMI has had challenges ramping up production to meet customer demand. This has resulted in a full year outlook that reflects production of fewer towers than originally forecast. Cost levels continue at planned levels but output has not matched those costs due to throughput constraints in the plants and additional processing and verification required to complete the projects under contract. DMI also incurred higher costs in procuring steel for a customer contract when the steel supplier failed to deliver according to the terms of a purchase agreement, requiring DMI to replace the steel at a higher cost in order to meet its contractual commitments.

o
E.W. Wylie incurred additional costs in completing a major wind tower transportation project in the first quarter of 2011. The additional costs, in part, relate to severe weather on the East Coast, which resulted in extreme delays resulting in cost overruns in permits, truck escort services, and detention and crane operation costs.

Backlog in the Wind Energy segment is $134 million for 2011 compared with $141 million one year ago.

•
The corporation expects earnings from its Manufacturing segment to increase from the original 2011 guidance as a result of increased order volume and continuing improvement in economic conditions in the industries BTD serves. ShoreMaster is expecting significantly improved performance as a result of bringing costs in line with current revenue levels and absent last year’s $15.6 million noncash impairment charge. T.O. Plastics is expected to have slightly better earnings in 2011 compared with 2010. Backlog for the manufacturing companies for 2011 is approximately $87 million compared with $75 million one year ago.

•
The corporation expects higher net income from its Construction segment in 2011 as the economy improves and the construction companies record earnings on a higher volume of jobs in progress. Backlog for the construction businesses is $105 million for 2011 compared with $85 million one year ago.

•	The corporation expects its Plastics segment's 2011 performance to be in line with 2010 results.

•	The corporation expects increased net income from its Health Services segment in 2011 as the benefits of implementing its asset reduction plan continue to be realized.

•	Corporate general and administrative costs are expected to decrease in 2011, compared with 2010, as a result of recent reductions in employee count and associated decreases in benefit costs.

Earnings expectations from discontinued operations reflect net income from the Food Ingredient Processing segment from January 2011 through May 6, 2011, the date of the sale. The corporation expects to recognize earnings from a gain on the sale of IPH in the range of $0.35 to $0.38 per share.

The sale of IPH is a strategic decision by management to monetize a currently strong earning asset and use the proceeds to pay down short-term borrowings. This frees up liquidity going forward for upcoming Electric segment capital investments and helps ease the need to rely on the capital markets to fully fund these expenditures. Future IPH earnings forfeited through this sale are expected to be replaced by increased utility earnings over the next three years as the utility makes investments in its current capital plan. This will result in a larger percentage of the corporation’s earnings coming from its most stable and relatively predictable business, Otter Tail Power Company, and is consistent with the strategy to grow this business given its current investment opportunities.

The corporation currently anticipates the following capital expenditures and electric utility average rate base for 2011 through 2013:

(in millions)	2011	2012	2013
Capital Expenditures:
Electric Segment:
Transmission	$23	$31	$65
Environmental	4	49	97
Other	40	50	57
Total Electric Segment	$67	$130	$219
Nonelectric Segments	40	41	48
Total Capital Expenditures	$107	$171	$267
Total Electric Utility Average Rate Base	$651	$722	$876

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2011 through 2013 timeframe. The corporation intends to maintain an equity to total capitalization ratio near its present level of 51% in its Electric segment and will seek to earn its allowed overall return on equity of approximately 10.5% in the utility’s regulatory jurisdictions.

Regarding the collective operating companies in the nonelectric segments, there is a general expectation that business will strengthen in 2012 and 2013, assuming continued recovery in the U.S. economy. This is expected to lead to increased demand for the corporation’s industrial products and services, generating higher revenues. This expectation, coupled with cost reductions that have taken place across the corporation, should result in rising earnings per share for the nonelectric businesses as a whole.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2011 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•
The corporation made a $20.0 million discretionary contribution to its defined benefit pension plan in 2010. The corporation could be required to contribute additional capital to the pension plan in future years if the market value of pension plan assets significantly declines in the future, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

•
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

•
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth.

•	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

•
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials and diesel fuel, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy and manufacturing businesses.

•
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

•
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•
Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s Health Services segment.

•
The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•
Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy and transportation, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2011 and 2010 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2011	2010

Operating Revenues by Segment
Electric	$91,596	$91,452
Wind Energy	61,597	49,398
Manufacturing	56,313	38,031
Construction	37,515	17,774
Plastics	18,478	23,087
Health Services	22,495	25,171
Corporate Revenue and Intersegment Eliminations	(1,313)	(1,227)
Total Operating Revenues	286,681	243,686

Operating Expenses
Fuel and Purchased Power	31,954	32,965
Nonelectric Cost of Goods Sold (depreciation included below)	155,709	117,484
Electric Operating and Maintenance Expense	31,117	30,940
Nonelectric Operating and Maintenance Expense	35,626	29,738
Depreciation and Amortization	19,113	18,584
Total Operating Expenses	273,519	229,711

Operating Income (Loss) by Segment
Electric	18,486	17,510
Wind Energy	(8,812)	1,620
Manufacturing	5,103	(94)
Construction	(325)	(2,389)
Plastics	(266)	1,619
Health Services	1,083	(915)
Corporate	(2,107)	(3,376)
Total Operating Income	13,162	13,975

Interest Charges	9,489	9,022
Other Income	675	13
Income Tax Expense	414	1,653

Net Income (Loss) by Segment – Continuing Operations
Electric	11,142	7,491
Wind Energy	(8,111)	33
Manufacturing	2,267	(735)
Construction	(325)	(1,489)
Plastics	(374)	781
Health Services	572	(691)
Corporate	(1,237)	(2,077)
Net Income from Continuing Operations	3,934	3,313
Net Income from Discontinued Operations (net of income taxes of $1,112 and $727, respectively)	1,762	1,404
Total Net Income	5,696	4,717
Preferred Dividend Requirement	184	184
Balance for Common	$5,512	$4,533

Average Number of Common Shares Outstanding
Basic	35,876,853	35,720,571
Diluted	36,081,426	35,939,759

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.10	$0.09
Discontinued Operations	0.05	0.04
	$0.15	$0.13

Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.10	$0.09
Discontinued Operations	0.05	0.04
	$0.15	$0.13

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	March 31,	December 31,
	2011	2010

Current Assets
Cash and Cash Equivalents	$186	$--
Accounts Receivable:
Trade—Net	152,509	125,308
Other	15,935	19,399
Inventories	81,141	79,354
Deferred Income Taxes	12,206	11,068
Accrued Utility and Cost-of-Energy Revenues	13,090	16,323
Costs and Estimated Earnings in Excess of Billings	66,269	67,352
Income Taxes Receivable	4,307	4,146
Other	25,503	21,646
Assets of Discontinued Operations	90,267	90,684
Total Current Assets	461,413	435,280

Investments	9,794	9,708
Other Assets	28,233	27,356
Goodwill	69,742	69,742
Other Intangibles--Net	16,056	16,280

Deferred Debits
Unamortized Debt Expense	6,656	6,444
Regulatory Assets	117,485	127,766
Total Deferred Debits	124,141	134,210

Plant
Electric Plant in Service	1,333,125	1,332,974
Nonelectric Operations	355,842	340,907
Construction Work in Progress	51,808	42,031
Total Gross Plant	1,740,775	1,715,912
Less Accumulated Depreciation and Amortization	653,173	637,933
Net Plant	1,087,602	1,077,979
Total	$1,796,981	$1,770,555

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	March 31,	December 31,
	2011	2010

Current Liabilities
Short-Term Debt	$116,976	$79,490
Current Maturities of Long-Term Debt	683	604
Accounts Payable	109,834	117,911
Accrued Salaries and Wages	16,379	20,252
Accrued Taxes	11,642	11,957
Derivative Liabilities	19,633	17,991
Other Accrued Liabilities	11,142	9,546
Liabilities of Discontinued Operations	18,961	19,026
Total Current Liabilities	305,250	276,777

Pensions Benefit Liability	74,506	73,538
Other Postretirement Benefits Liability	42,991	42,372
Other Noncurrent Liabilities	21,182	21,043

Deferred Credits
Deferred Income Taxes	163,318	162,208
Deferred Tax Credits	44,199	44,945
Regulatory Liabilities	67,162	66,416
Other	469	556
Total Deferred Credits	275,148	274,125

Capitalization
Long-Term Debt, Net of Current Maturities	436,064	434,812

Class B Stock Options of Subsidiary	525	525

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,014	180,014
Premium on Common Shares	251,505	251,919
Retained Earnings	193,244	198,443
Accumulated Other Comprehensive Income	1,052	1,487
Total Common Equity	625,815	631,863
Total Capitalization	1,077,904	1,082,700
Total	$1,796,981	$1,770,555

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities
Net Income	$5,696	$4,717
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided
by Operating Activities:
Income from Discontinued Operations	(1,762)	(1,404)
Depreciation and Amortization	19,113	18,584
Deferred Tax Credits	(659)	(679)
Deferred Income Taxes	4,099	6,863
Change in Deferred Debits and Other Assets	6,266	15
Change in Noncurrent Liabilities and Deferred Credits	90	2,346
Allowance for Equity (Other) Funds Used During Construction	(116)	--
Change in Derivatives Net of Regulatory Deferral	(59)	(1,622)
Stock Compensation Expense – Equity Awards	452	610
Other--Net	(120)	(52)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(23,737)	(20,890)
Change in Inventories	(1,787)	(8,345)
Change in Other Current Assets	(747)	(23,425)
Change in Payables and Other Current Liabilities	(3,869)	2,837
Change in Interest Payable and Income Taxes Receivable/Payable	1,306	(710)
Net Cash Provided by (Used in) Continuing Operations	4,166	(21,155)
Net Cash Provided by (Used in) Discontinued Operations	2,795	(1,585)
Net Cash Provided by (Used in) Operating Activities	6,961	(22,740)
Cash Flows from Investing Activities
Capital Expenditures	(23,981)	(17,687)
Proceeds from Disposal of Noncurrent Assets	984	619
Net Increase in Other Investments	(598)	(1,001)
Net Cash Used in Investing Activities – Continuing Operations	(23,595)	(18,069)
Net Cash Provided by Investing Activities – Discontinued Operations	137	11
Net Cash Used in Investing Activities	(23,458)	(18,058)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(10,030)	244
Net Short-Term Borrowings	37,486	102,914
Proceeds from Issuance of Common Stock	--	55
Common Stock Issuance Expenses	--	(79)
Payments for Retirement of Common Stock	--	(262)
Proceeds from Issuance of Long-Term Debt	1,500	95
Short-Term and Long-Term Debt Issuance Expenses	(686)	(87)
Payments for Retirement of Long-Term Debt	(170)	(58,350)
Dividends Paid and Other Distributions	(11,041)	(10,938)
Net Cash Provided by Financing Activities – Continuing Operations	17,059	33,592
Net Cash (Used in) Provided by Financing Activities – Discontinued Operations	(88)	3,007
Net Cash Provided by Financing Activities	16,971	36,599
Cash and Cash Equivalents at Beginning of Period – Discontinued Operations	--	(609)
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	(288)	(233)
Net Change in Cash and Cash Equivalents	186	(5,041)
Cash and Cash Equivalents at Beginning of Period	--	5,041
Cash and Cash Equivalents at End of Period	$186	$--